Exhibit 10.2

DATED                                      June 20, 2016

MIDS Medical Limited

and

Zenosense, Inc.

and

Bio-AMD UK Holdings Limited

and

Bio-AMD, Inc.

___________________________________

SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT
relating to a MIDS Medical Limited Joint Venture

___________________________________

Contents
Clause		Page
1	Definitions	1
2	Interpretation	3
3	Conditions	4
4	Completion and during Phase 1	5
5	Phase 2	6
Phase 2 shall be funded by these options, in this order of optionality:		6
6	Conversion of Override(s)	7
7	Shareholding Changes	7
8	Protection in the event of Insolvency	8
10	MIDS License and Developed IP	9
11	Warranties	10
12	Covenants	10
13	Board	11
14	Announcements and confidentiality	11
15	Notices	12
16	General	13
17	Governing law and jurisdiction	15
Schedule 1		17
Budget Phase 1		17
Part A - The Company		18
Part B - Issued share capital immediately before Completion		18
Schedule 2		20
Conditions		20
Schedule 3		21
Warranties		21
Schedule 4		22
Covenants		22
Part A - Matters requiring Investor Consent		22
Part B - Conduct of Company		24
Part C – Provision of Information		24
Schedule 5		25
ESCROW AGREEMENT		25

THIS AGREEMENT is made on [ ] 2016
BETWEEN:

(1)	MIDS Medical Limited (company number 10229764) whose registered office is at is at Sci-tech Daresbury, Keckwick Lane, Daresbury, Cheshire WA4 4F (“Company”);
(2)	Zenosense, Inc. (I.R.S. Employer Identification No. 26-3257291) whose principal executive office is at Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain (the “Investor”);
(1)	Bio-AMD UK Holdings Limited (company number 06909826) whose registered office is at Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK (“Parent One”);
(2)	Bio-AMD, Inc. a Nevada Corporation having I.R.S. Employer Identification No. 20-5242826 having principal executive offices at Sci-Tech Daresbury, Keckwick Lane, Daresbury, WA4 4FS, UK (“Parent Two”);
Together, the “Parties”

NOW IT IS AGREED as follows:
1	Definitions
In this Agreement, unless the context otherwise requires:
“Agreed Form” means, in relation to any document, that document in the form agreed by the parties and, for the purposes of identification, signed or initialled by or on behalf of the parties or their solicitors;
“Articles” means the articles of association of the Company in the Agreed Form or as subsequently amended from time to time;
“Board” means the board of directors of the Company;
“Budget Phase 1” means the development budget for the first phase of the Company’s MIDS project referred to in Schedule 1;
“Business” means the business of the development of the MIDS Project;
“Business Day” means any day on which banks are open for business in London (excluding Saturdays, Sundays and public holidays);
“Business Plan” means the Company’s plan for the future development of the MIDS project;
“Company’s Intellectual Property Rights” or “MIDS IP” means all the Intellectual Property Rights which the Company and any new MIDS IP developed;

“Completion” means completion of the Investment in accordance with Clause 4;
“Completion Date” means the date of Completion;
“Conditions” means the conditions referred to Clause 3 and set out in Schedule 2;
“Confidential Information” means save in so far as such information is already in the public domain (other than by breach of any duties of confidentiality) or is required to be disclosed by reason of any legal requirement or any rule or regulation of any Recognised Investment Exchange or any government or regulatory authority, all knowledge and information (whether or not recorded in documentary or machine readable form) which is secret or confidential to the business or affairs of the Company;
“Contingency Funding” means the £45,000 that may be drawn down in accordance with clause 4.4;
“Directors” means the directors of the Company from time to time;
“Encumbrance” means any claim, mortgage, lien, pledge, charge, encumbrance, hypothecation, trust, right of pre-emption or any other restriction or third party right or interest (legal or equitable) or any other security interest of any kind however created or arising (or any agreement or arrangement to create any of them);
“Equity Shares” has the meaning given to it in the Articles;
“Intellectual Property Rights” means all intellectual property rights subsisting at any time in any part of the world including patents (including patent applications, any continuation applications, divisional applications, or continuation in part applications that claim priority to the patents and/or applications, any patents that issue from any of the foregoing, and any reissues, re-examinations, renewals, substitutions, and extensions of any of the foregoing), trade marks, trade names, marks, design rights, data base rights and copyrights (whether any of such rights are registered or unregistered) all rights in, to or in connection with confidential information and all know how, business information (including technical, process, clinical or other information, business plans, procedures), technical information (including knowledge, research, techniques, designs, science data, specifications, practices, procedures, assays, formulae, processes, systems, improvements, methods, skill, test and other data including chemical, pharmacological, toxicological and clinical tests and other data, analytical and quality control data, and laboratory notes), regulatory information and applications, authorizations, permits and licenses, trade secrets, computer programs and domain names and registrations and applications for any of the foregoing;
“Investment” means the subscription by the Investor for the Ordinary Shares under this Agreement;
“Investor Director” means a person nominated by any of the Investor to be a director the Company pursuant to this Agreement;

“Listing” shall have the meaning ascribed to it in the Articles;
“MIDS Project” means the prospective development of a universal immunoassay diagnostic device initially targeted at cardiac markers;
“MIDS IP” means any Intellectual Property Rights, including patents, patent applications or trademarks that relate to the MIDS project;
“MIDS” means any development related to the MIDS project as carried out by the Company whatsoever, including but not limited to prototypes, know-how, documentation, licences, patents, patent applications, trademarks, agreements,  test equipment and consumables;
“Ordinary Shares” means the ordinary shares of £0.05 each in the capital of the Company, having the rights set out in the Articles;
“Override” means an enduring share of PAT payable within one month following approval and adoption by the Company of the Company’s annual audited accounts for each relevant financial year;
“PAT” means the profit on the Company’s ordinary activities after tax, interest and depreciation, prior to any dividend being paid, as shown in the audited profit and loss account of the Company for a relevant financial year (to the nearest whole £1);
“Phase 1” means the first phase of MIDS Project as contemplated in Schedule 1;
“Phase 2” means a second phase of MIDS Project to be determined and agreed but expected to be on broadly the same budget and  timeline as Phase 1;
“Subscription Monies” means the sum that the Investor has agreed to subscribe for the Ordinary Shares under this Agreement; and
“Warranties” means the Warranties referred to in Clause 11.
2	Interpretation
2.1	In this Agreement unless the context otherwise requires:
(a)
any recitals and Schedules form part of this Agreement and references to this Agreement include them and references to recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement and references in a Schedule or part of a Schedule to paragraphs are to paragraphs of that Schedule or that part of that Schedule;

(b)
references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(c)
words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

2.2	In this Agreement, unless the context otherwise requires:
(a)
a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement); and

(b)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:
(i)
that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement);  and

(ii)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification).
2.3
Terms used or defined in the Companies Acts or in the Articles shall have the same meanings in this Agreement unless the context otherwise requires provided that company (if not a reference to the Company) shall mean any body corporate wheresoever situated and howsoever incorporated and the other expressions in Companies Act 2006 shall be construed accordingly.

2.4
The headings and contents table and the brief description of one clause or one paragraph that is cross referenced within the text of another clause or paragraph in this Agreement are for convenience only and do not affect its interpretation.

2.5
In this Agreement the words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.6	References to an “Investor” shall be deemed to include respectively the Investor, its nominee, its assigns, its transferees and its successors.
2.7	References in this Agreement to any party shall, except where the context otherwise requires, include his successors in title and personal representatives.
3	Conditions
3.1
The Investor's obligation to make the Investment at Completion is conditional upon the Conditions being satisfied to the satisfaction of the Investor (in its absolute discretion) or waived (in whole or in part) in writing by it or on its behalf (in its absolute discretion).

3.2
If the Conditions have not been fulfilled to the satisfaction of the Investor or waived in writing by the Investor (in each case in its absolute discretion) then this Agreement shall lapse and cease to have effect unless the Investor otherwise agrees or requires in writing and no party shall have any claim against any other party under this Agreement or in respect of any claims by the Investor which have arisen prior to such lapse and cessation.   Accordingly, the provisions of Clauses 1 and 2, this Clause 3, Clauses 14, 15, 16 and 17 and such of the other provisions of this Agreement as are necessary to give efficacy to those Clauses or are relevant to the enforcement of those Clauses shall continue to have effect notwithstanding any lapse or cessation under Clause 3.2.

4	Completion and during Phase 1
4.1	On satisfaction or waiver of each of the Conditions in accordance with Clause 3, on Completion:
(a)	the business set out in this Agreement shall be transacted;
(b)
the Investor shall be deemed to apply for and shall subscribe in advance the pound sterling equivalent of US$130,000 in cash for 80 Ordinary Shares having a par value of £0.05 per share, resulting in the Investors 40 per cent initial ownership in the Company to reflect and produce the prior and resultant shareholdings as listed in Schedule 1 Part B, such ownership and share issuance commencing from July 1, 2016;

(c)	The Investor shall remit the payment in 4.1(b) above to the account listed here, it being the Parent Two’s foreign exchange provider’s account, marking it with the reference “Bio-AMD Inc.”:
Account Name: City Forex Ltd USD Client Account
IBAN: GB79 RBOS 1663 0000 4337 41
Swift Code: RBOSGB2L
Bank: Royal Bank of Scotland PLC
62/63 Threadneedle Street
London
EC2R 8LA, and

Parent Two will control, exchange from USD into Sterling, and hold those funds in trust for the Investor under the terms of the Escrow Agreement in Schedule 5 until Completion and such time MIDS Medical Limited is able to receive the payment in 4.1(b) above and Parent Two shall disburse the payment for application solely to the MIDS Project in line with the Budget Phase 1 until such time MIDS Medical Limited is able to receive the payment. In the event Completion does not occur, the funds will be immediately returned by Parent Two to the Investor.

(d)	the Company shall on 1 July, 2016:

(i)	allot and issue the Ordinary Shares to the Investor free from all Encumbrances;
(ii)	issue a share certificate to the Investor for those Ordinary Shares so subscribed or cause UK Companies House to evidence the subscription;
(iii)	enter the name of the Investor in the register of Members in respect of the Ordinary Shares so subscribed; and
(iv)	appoint Carlos Gil as the first Investor Director.
4.2
The Company undertakes to the Investor that the Subscription Monies will be applied for the general Company funding to achieve the purpose set out in the Business Plan or any Budget (as the case may be).

4.3	During Phase 1 the Investor will further invest in accordance with the Budget Phase 1 payment schedule set out in Schedule 1.
4.4
After March 31, 2017 the Investor will make Contingency Funding payments if required by the Company at the Company’s sole discretion, of up to a further £45,000 to be drawn down, in whole or part, in tranches of £7,500. Any Contingency Funding payment will require the Company to provide written notice to the Company and will be due within 20 days of such notice.

4.5	The Investor’s 40 per cent initial shareholding will be subject to;
(a)
if the Investor fails to make any further Budget Phase 1 scheduled payment within 14 days of its due date, the Company may, in its sole discretion, purchase from the Investor all of its ordinary shares at a par value of £0.05 per share;

(b)	if the Contingency Funding is not used in any part during Phase 1, Parent One will be entitled to receive an Override calculated as a sum equal to 2.5 per cent of PAT.
5	Phase 2
Phase 2 shall be funded by these options, in this order of optionality:
(a)
Parent One may, in its sole discretion, elect, by 31 January, 2016, to fund Phase 2, in which event Parent One will be entitled to receive an Override calculated as a sum equal to 15 per cent of PAT; subject to that Override being decreased by 0.5 per cent for each £7,500 tranche of Contingency Funding demanded and drawn down by the Company;

(b)
If Phase 2 is not elected to be funded as in 5(a) above the Company will invite the Investor to fund Phase 2 by supplying the Investor with a Phase 2 project plan by 31 January, 2016 and the Investor will decline or irrevocably commit to fund Phase 2 by 28 February, 2017; if the Investor does not fund Phase 2 in full on the same or similar terms to Phase 1, Parent One will be entitled to receive an Override calculated as a sum equal to 15 per cent of PAT; subject to that Override being decreased by 0.5 per cent for each £7,500 tranche of Contingency Funding demanded and drawn down by the Company;

(c)
If Phase 2 is not funded by the Investor as in 5(a) or 5(b) above, and after the Override therein is granted to Parent One,  the Parties agree, notwithstanding the Investor Consent rights in 9 below, that the Company may accept funding from a third party provided that;

(i)	Parent One and the Investor’s interests are diluted pro rata in all respects; and
(ii)	Any necessary Override adjustment is made to effect the provisions of 7.3 below.
6	Conversion of Override(s)
6.1
In the event of a Sale of the Company as defined in 6.1 below, any Override shall, immediately before any Sale, be converted, by way of a sale of Ordinary Shares by the Investor to Parent One and the concurrent cancellation of the Override,  into Parent One Ordinary Shares of the Company, each 1 per cent of Override or part thereof converting into each 1 per cent of Ordinary Shares or part thereof, the Investor hereby irrevocably agreeing to sell a number of its ordinary shares in the Company to Parent One at par value of £0.05 per share to effect that conversion, immediately prior to the Sale.

6.2
In this Clause 6 “Sale” shall mean the making of one or more agreements (whether conditional or not but which agreement(s) become(s) unconditional) for the disposal, transfer, purchase, subscription or renunciation of any part of the share capital of the Company giving rise to a Change in Control and for the purposes of this definition “disposal” shall mean a sale, transfer, assignment or other disposition whereby a person ceases to be the absolute beneficial owner of the share in question or of voting rights attached thereto or an agreement to enter into such disposal or the grant of a right to compel entry into such an agreement.

7	Shareholding Changes
7.1
The Parties hereby agree from the outset, as if it were embodied in a preference share structure or otherwise, the intention of the contemplated shareholding changes in 4.5(a) and 6.1 above, and 8.1(a) and 8.1(b) below, and irrevocably agree to take any action necessary to ensure a relevant Party’s sale and purchase, and irrevocably agree to authorise the Company to alternatively issue ordinary shares to effect the contemplated changes, should a Party not promptly effect a relevant sale and purchase as required by any relevant clause.

7.2	During Phase 1 other than in 7.1 above the Company will not, without the written consent of the Investor;
(a)	Make any change to its memorandum or articles of association;

(b)
Make any change in its authorised or issued share capital of the Company or grant any Encumbrance over any Shares, grant any rights to subscribe for or to convert any instrument into Shares or securities or waive any right to receive payment on any of its shares issued partly paid or cancel or accept the surrender of any such right to subscribe or convert;

(c)
Reduce and capitalise any part of its share capital, share premium account or capital redemption reserve or vary the rights attaching to any class of shares or redeem, purchase or otherwise acquire any shares or other securities of that company.

7.3
The Investor’s ownership shall not fall below 30per cent per cent as a result of any future investment in the share capital in the Company. The Parties agree that, should an investment be made that would breach this level, an Override adjustment shall be made so that any ordinary shareholding given up by any other shareholder to allow the Investor to maintain its shareholding at 30 per cent or above will be compensated for by an equivalent percentage Override being granted to those other shareholders; by way of a calculation example the 15 per cent Override adjustments contemplated in 5(a) and 5(b) above are in exchange for the Investor not transferring 15 per cent  of the Company equity to Parent One.

7.4
If the Board with Investor Consent concludes that any changes need to be made to the Articles so as to give effect to the provisions of the Companies Act 2006, to the extent that the effectual changes do not alter the commercial effect intended by the Articles nor, as an overriding provision, conflict with the provisions of this Agreement, if so requested by the Board and the Investor, the parties to this Agreement shall, so far as are able in their capacity as Directors and/or Shareholders, approve the necessary changes to the Articles, and the Managers shall use their reasonable endeavours to recommend to the other Shareholders that they also approve those changes.

8	Protection in the event of Insolvency
8.1
In the event of an Insolvency Event defined as the inability of a party to pay its debts as they fall due within the meaning of section  123 of the Insolvency Act 1986 (the “Act”); or the issue of an application for an administration order or a notice of intention to appoint an administrator in relation to the company; or the passing of a resolution or order for the Company’s winding-up, dissolution, administration or reorganization; or the declaration of a moratorium in relation to any of the Company’s indebtedness; or the making of any arrangement or any proposal for any arrangement with any of the Company’s creditors; or the appointment of a liquidator, receiver, administrator, supervisor or other similar officer in respect of any of the Company’s assets, or any similar arrangement, the following shall apply;

(a)	If affecting the Company or Parent Two, Parent One shall sell the MIDS IP to the Investor for $1;

(b)	If affecting the Investor; the Investor shall be deemed to have sold its Ordinary Shares in the Company back to the Company at par value of £0.05 per share.
9	Consents etc.
9.1
The Investor will have the right to prevent or approve by consent any of the matters listed in in Schedule 4. This right of consent, notwithstanding  16.4 below, may be extinguished at the sole discretion of Parent One if;

(i)	The Investor does not make a Phase 1 Payment within 14 days of it falling due;
or
(i)	The Investor does make all the Phase 1 payments but declines to fund Phase 2;
and
(ii)	Any further investment into the Company affects both Parent One and the Investor pro rata in all respects. Any adjustment by Override as laid out in 7.3 above is deemed to be pro rata.
9.2	No consent or approval to be given by the Investor or by Investor Consent under this Agreement shall be valid unless given in writing.
9.3
The carrying out of such duties and powers and the giving (or not) of such consents by the Investor or Investor Consent shall not (unless otherwise expressly stated) constitute a variation of this Agreement or remove the need to seek a similar consent for a subsequent similar matter.

9.4
Where any consent or approval of the Investor or an Investor Director is required or sought in respect of any provision of this Agreement, the Investor or, as the case may be, an Investor Director shall have a complete and unfettered discretion as to whether or not to give the consent or approval and whether or not to impose any terms, conditions or limitations on any such consent or approval.

10	MIDS License and Developed IP
10.1
Parent One shall initially grant the Company, a limited, exclusive, world-wide, royalty free, non-transferable research license to use and utilize the MIDS IP and will transfer the MIDS IP directly to the Company in the event that the Company concludes a commercial deal with a third party.

10.2
Any additional Intellectual Property (“New IP”) developed by the Company in relation to the MIDS IP will vest as the sole property of the Company, and the Investor shall have no other right, other than its ordinary shareholding in the Company, in any Intellectual Property so developed. In the event that New IP is developed the Parties will reasonably agree as to any requirement for patented protection and if any payment is required this will be contributed pro rata with respective shareholdings, including and taking into account any Override rights, at relevant times.

10.3	Prior to transfer as in 10.1 above to Parent One will invoice the Company for patent costs and administration in line with the Budget Phase 1.
11	Warranties
11.1	In consideration of the Investor making the Investment at Completion the Company and / or Parent One warrants to the Investor that;
(a)	Parent One will licence the MIDS IP to the Company in accordance with 10 above, and will maintain those patents as far as it can;
(b)	Parent One will cause the MIDS IP to come into the direct registration and control of the Company in the event that the Company concludes a commercial deal with a third party; and
(c)
The Budget Phase 1 will be applied as contemplated, subject only to necessary operational variations at the Company’s sole discretion, provided that variation is deemed by the Company as reasonably necessary to achieve the Phase 1 objectives.

11.2
The Company acknowledges to the Investor that the Investor has entered into this Agreement in reliance on the Warranties. Each of the Warranties shall be construed separately and independently from the others.

11.3	Any and all liability under the Warranties shall absolutely cease at the end of Phase 1 (the “End Date”).
11.4
The Investor warrants to the Company that it is duly authorised to enter into this Agreement and the obligations of the Investor under this Agreement and each document to be executed by it at or before Completion are or when the relevant document is executed, will be enforceable on the Investor in accordance with their terms.

12	Covenants
From Completion, unless modified by 9.1 above:
(a)	the Company shall not take any of the actions set out in Schedule 4, Part A without Investor Consent, unless the action is expressly required or permitted by this Agreement;
(b)
the Company shall exercise all rights and powers lawfully available to them to procure that it conducts its business in accordance with, and observe the covenants set out in, Schedule 4, Part B (whether or not as a matter of law such covenants are enforceable against the Company in question) unless with Investor Consent;

(c)	the Company will comply with their respective obligations set out in Schedule 4, Part C regarding the provision of information to the Investor; and
12.2
It is acknowledged for the purposes of section 173 Companies Act 2006 that the Covenants in Schedule 4, Part D and other provisions of this Agreement may restrict the future exercise of discretion by Directors and the parties intend that,  to the extent permitted by that section, the discretion of such directors should be so restricted.

12.3
Each of the Covenants shall be construed independently of each of the others so that if one or more of them shall be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever then the remaining Covenants shall be valid to the extent that they are not held to be so invalid.

12.4
The Company shall not, and the Investor shall exercise all rights and powers lawfully available to them to procure that the Company shall not, take any of the following actions without the prior written consent of the holders of not less than 76per cent of the issued Ordinary Shares (an “ Ordinary Majority ”):

(a)	make any change in its issued share capital;
(b)	appoint or remove any director of the Company (other than the appointment or removal of the Investor Director);
(c)	take any steps to wind-up or liquidate or obtain an administration order in respect of the Company.
13	Board
13.1
The Investor will appoint any one person to be a Director (the “Investor Director”) of the Company.  The Investor may also remove any such person(s) so appointed and appoint another person in his place.

13.2	The number of Investor Directors shall be increased, as far as it practicable, so that the number of Investor Directors is broadly maintained as a proportion of one in three directors of the Company.
13.3
The Investor and its Investor Director(s) shall be actively involved in the management of the Company, its CEO, Carlos Gil, will be initially appointed to the board as Investor Director and act as Sales Director. Mr Gil will provide his services to the Company under a contract to be agreed during Phase 1, the Investor funding the cost of those services to the Company by payments directly to Mr Gil.

13.4	The Investor Director will always maintain a director in office.
13.5	The Board shall meet at as it determines or as required by the Investor Director.

14	Announcements and confidentiality
14.1	Subject to Clauses 14.2 and 14.3, the terms of this Agreement shall be confidential to the parties.
14.2	The Company undertakes to the Investor that the Investor and the Investor Director are free to disclose (on a confidential basis) to:
(a)
any professional adviser to, trustee or manager of or investor or prospective investor in any fund on behalf of which the Investor (or their nominees or custodian) holds shares in the capital of the Company;

(b)	any professional adviser or auditor to any such company or fund;
(c)	any regulatory body responsible for any such company or fund (to the extent that such regulatory body requires it);
(d)	any actual or prospective provider of finance to the Company;
(e)	any professional adviser to any of the foregoing; and
(f)	any person to whom the Investor may make a permitted transfer under Article 13 (Permitted Transfers) of the Articles, any information it or he receives relating to the Company or its businesses and affairs.
14.3	The obligations of confidentiality in Clause 14.2 or otherwise shall not apply to the Investor or the Investor Director in the event that:
(a)
any of them is expressly obliged by law or by the rules and regulations of any recognised investment exchange or by the terms upon which the Investor has raised finance (whether debt or equity) to disclose or divulge any such information;

(b)	if the information concerned shall have come into the public domain otherwise than by virtue of a prior breach by them of such obligations of confidentiality; or
(c)	as expressly permitted by the Board (with the approval of the Investor Director).
14.4	The Company undertakes to the Investor to keep confidential the terms of the Investment and all matters contemplated by this Agreement.
14.5
The Company and the Investor agree it is in their mutual interest to seek to publicise the Company’s progress with the MIDS project in order to maximise commercial interest and the prospects for partnering, and will from time to time agree to release such non-confidential information to achieve this aim, and will work together to produce a MIDS specific website to promote this commercial aim.

15	Notices
15.1
All notices to be given to a party under this Agreement shall be in writing in English and shall be marked for the attention of the person, and delivered by hand or sent by first class prepaid post (or by air mail if to an address outside the United Kingdom) or by email to the address or email account detailed for the party below:

(a)	in the case of the Company, Parent One and Parent Two:
Address: the relevant address appearing on page 1
email Tom Barr
Attention: tom.barr@bioamd.com

(b)	in the case of the Investor:
Address: its address appearing on page 1
email cgil@zenosense.net
Attention: Carlos Gil
A party may change the details recorded for it in this Clause by notice to the other in accordance with this Clause 15.
15.2	A notice shall be treated as having been received:
(a)
if delivered by hand between 9.00 am and 5.00 pm on a Business Day (which time period is referred to in this Clause 15 as “Business Hours”), when so delivered; and if delivered by hand outside Business Hours, at the next start of Business Hours;

(b)	if sent by first class post, at 9.00 am on the second Business Day after posting if posted on a Business Day and at 9.00 am on the third Business Day after posting if not posted on a Business Day;
(c)	if sent by air mail, at 9.00 am on the fifth Business Day after posting if posted on a Business Day and at 9.00 am on the sixth Business Day after posting if not posted on a Business Day; and
(d)	if sent by email, when sent if sent during Business Hours and if sent by fax outside Business Hours, at the next start of Business Hours.
15.3
In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted or that the email was properly addressed and despatched and confirmation of full transmission was received (as the case may be).

16	General
16.1
Entire agreement: This Agreement (together with all documents entered into in the Agreed Form referred to in this Agreement and all other documents to be entered into pursuant to, or in connection with, the Agreement) sets out the entire agreement and understanding between the parties, and supersedes all proposals and prior agreements, arrangements and understandings between the parties, relating to its subject matter.

16.2
Acknowledgment: Each party acknowledges that in entering into this Agreement (and any other document to be entered into pursuant to it) it does not rely on any representation, warranty, collateral contract or other assurance of any person (whether party to this Agreement or not) that is not set out in this Agreement or the documents referred to in it.  Nothing in this Agreement shall, however, limit or exclude any liability for fraud.

16.3
Further assurance:  Each party shall do and execute, or arrange for the doing and executing of, any other act and document reasonably requested of it by the other party to implement and give full effect to the terms of this Agreement.

16.4
Survival of rights:  Neither Completion nor termination of this Agreement for any reason shall affect any rights or liabilities that have accrued prior to Completion or termination (as the case may be) or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion or termination.

16.5
Waiver and Severability:  No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Investor shall constitute a waiver of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise. The parties intend each provision of this Agreement to be severable and distinct from the others.  If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

16.6
Rights cumulative:  The rights and remedies of the Investor in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise.  Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

16.7	Rescission: No party to this Agreement shall be entitled to rescind this Agreement after Completion.
16.8
Conflict: If there is any conflict between this Agreement and the Articles, this Agreement shall as between the parties prevail, and, if required by the Investor, the Company shall take all steps necessary to amend the Articles so as to remove such conflict.

16.9	Third party rights: Unless this Agreement expressly states otherwise:

(a)	a person who is not a party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and
(b)
if a person who is not a party to this Agreement is stated to have the right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, the parties may rescind or vary this Agreement (and any documents entered into pursuant to or in connection with it) without the consent of that person.

16.10	Counterparts: The parties may enter into this Agreement in any number of counterparts and on separate counterparts, all of which taken together shall constitute one and the same instrument.
17	Governing law and jurisdiction
17.1
This Agreement will be governed by and construed in accordance with English law and all claims and disputes (including non-contractual claims and disputes) arising out of or in connection with this Agreement, its subject matter, negotiation or formation will be determined in accordance with English law.

17.2	Each party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Agreement.
Executed and delivered as a deed by the parties or their duly authorised representatives as a deed on the date of this Agreement.

Executed as a deed by MIDS Medical Limited acting by its duly authorised Officer in the presence of:	)
)
	)	Tom Barr - Director

Signature of witness

Name

Address

Executed as a deed by Zenosense Inc. acting by its duly authorised Officer in the presence of:	)
)
	)	Carlos Gil - CEO

Signature of witness

Name

Address

Executed as a deed by Bio-AMD UK Holdings Limited. acting by its duly authorised Officer in the presence of:	)
)
	)	Nasser Djennati - Director

Signature of witness

Name

Address

Executed as a deed by Bio-AMD Inc. acting by its duly authorised Officer in the presence of:	)
)
	)	Tom Barr - CEO

Signature of witness

Name

Address